Exhibit 10.19
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of August 22, 2023, is by and between Electriq Power Holdings, Inc., a Delaware corporation (to be renamed “ELIQ” in connection with the Merger (as defined below), “Electriq”), and Petrina Thomson (the “Executive”).
WHEREAS, prior to the date hereof, TLG Acquisition One Corp., a Delaware corporation (to be renamed “Electriq Power Holdings, Inc.” in connection with the Merger (as defined below), the “Company”), has entered into a Merger Agreement (the “Merger Agreement”) with Electriq and Eagle Merger Corp., a Delaware corporation (“Merger Sub”), pursuant to which at the Effective Time (as defined in the Merger Agreement), Merger Sub will merge with and into Electriq (the “Merger”), with Electriq surviving the Merger as a wholly owned subsidiary of the Company;
WHEREAS the Executive currently provides services to Electriq as its Chief Financial Officer.
WHEREAS Electriq desires to continue the employment of the Executive and the Executive desires to continue to provide services to Electriq and provide services to the Company pursuant to the terms and conditions of this Agreement effective as of the Effective Time; and
WHEREAS Electriq and the Executive understand and agree that this Agreement shall, for all purposes, be null and void and of no further effect if the Merger Agreement is terminated prior to the closing of the transactions contemplated therein.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Employment and Duties.
(a)General. Subject to the terms and conditions hereof, the Executive shall serve as Chief Financial Officer of Electriq and shall have responsibilities and duties consistent with the Executive’s position and such other responsibilities and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”); provided that such responsibilities and duties are consistent with the Executive’s position or other positions that he or she may hold from time to time. The Executive’s principal place of employment shall be the principal office of Electriq, currently located in West Palm Beach, Florida, subject to (i) remote working on a reasonable basis; (ii) periodic travel to Electriq’s other locations, and (iii) such other reasonable travel as the performance of the Executive’s duties and the business of Electriq may require.
(b)Exclusive Services. For so long as the Executive is employed by any of the Company, Electriq and their subsidiaries (collectively, the “Company Group”), the Executive shall devote the Executive’s full business working time to the Executive’s duties hereunder, shall faithfully serve the Company Group, shall conform to and comply with the lawful and good faith directions and instructions given to the Executive by the

Chief Executive Officer, and shall use the Executive’s best efforts to serve the interests of the Company Group. Further, the Executive shall not, directly, or indirectly, render material services to any other person or organization without the consent of the Company Group pursuant to authority granted by the Board, the Chief Executive Officer of Electriq or other authorized executives or otherwise engage in activities that would interfere significantly with the faithful performance of the Executive’s duties hereunder. Notwithstanding the foregoing, the Executive may (i) serve on corporate, civic or charitable boards provided that, on and after the Effective Time, the Executive provides the Board, in writing, with a list of such boards and receives the consent of the Board to serve on such boards, and (ii) manage personal investments and (ii) engage in charitable activities; provided, further, that such activity does not contravene the first sentence of this Section 1(b) in any material manner.
2.Term.
(a)The Executive’s employment under this Agreement shall commence as of the Effective Time and shall, subject to earlier termination of the Executive’s employment under this Agreement, continue until the third (3rd) anniversary of the Effective Time (the “Initial Term”). Unless a Non-Renewal Notice (as defined below) is given or the Executive’s employment is earlier terminated in accordance with the terms of this Agreement, the period of the Executive’s employment shall, as of and following the expiration of the Initial Term, be automatically extended for additional twelve (12)-month periods (individually, and collectively, the “Renewal Term”). The period from the Effective Time until the termination of the Executive’s employment under this Agreement, including the Initial Term, and, if applicable, the CIC Term (as defined below), and any Renewal Term or Post-CIC Renewal Term (as defined below), is referred to as the “Term.”
(b)Notwithstanding the foregoing, if a Change in Control (as defined in Section 5 below) occurs prior to the termination of the Executive’s employment under this Agreement (including after providing a Non-Renewal Notice, which shall be deemed revoked and superseded by reason of the occurrence of the Change in Control), the Term shall not end prior to the later of the first (1st) anniversary of the consummation of the Change in Control or the end of the Initial Term, unless the Executive experiences a termination of employment under this Agreement (the “CIC Term”). Unless a Non- Renewal Notice is given as herein provided or Executive’s employment is earlier terminated in accordance with the terms of this Agreement, the period of Executive’s employment shall, as of and following the expiration of the CIC Term, be automatically extended for additional twelve (12)-month periods (individually, and collectively, the “Post-CIC Renewal Term”).
(c)Electriq or the Executive may elect to terminate the automatic extension of the Term by giving written notice of such election not less than (i) one hundred eighty (180) days prior to the end of the Initial Term or any Renewal Term, as applicable, or (ii) ninety (90) days prior to the end of the CIC Term or any Post-CIC Renewal Term, as applicable (the “Non-Renewal Notice”).

3.Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company Group shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:
(a)Base Salary. The Company Group shall pay to the Executive an annual salary at the rate of $319,000 (the “Base Salary”), payable in substantially equal installments at such intervals as may be determined by the Company Group in accordance with its ordinary payroll practices as established from time to time. During the Term, the Compensation Committee of the Board shall review the Executive’s Base Salary, not less often than annually, and may increase (but not decrease) the Executive’s Base Salary in its sole discretion.
(b)Bonus. The Executive shall be entitled to participate each year of this Agreement in the Company Group’s annual incentive bonus plan for senior executives in accordance with its terms as may be in effect and subject to such other terms as the Board may approve. The target amount of the Executive’s annual incentive bonus shall be equal to 50% of the Executive’s base salary for the annual period to which such bonus relates. During the Term, the Compensation Committee of the Board shall review the Executive’s annual incentive bonus, not less often than annually, and may increase (but not decrease) the target amount of the Executive’s annual incentive bonus in its sole discretion.
(c)Long-Term Incentive Plan. The Executive shall be entitled to participate each year of this Agreement in the 2022 Equity Incentive Plan, or other long- term incentive plan of the Company that may be in effect, in accordance with its terms and subject to such other terms as the Board, in its sole discretion, may approve.
As soon as practicable after the date hereof, the Executive shall be granted an initial award equal to 159,930 restricted shares of the Company. The restricted stock vests equally over a 3-year period.
In addition, the Executive shall be granted a one-time “Top-Up” award under the 2022 Equity Incentive Plan, such that after the issuance of such Top-Up award, the Executive shall hold approximately the same ownership in the Company on a fully diluted basis as of the grant date as the Executive holds as of the date hereof. The Top-Up grant is 38,093 restricted shares of the Company. The restricted stock vests equally over a 3- year period.
(d)Retention Bonus. Subject to the terms and conditions of this Agreement, the Executive is eligible to earn a retention bonus in the gross amount of $159,500 (the “Retention Bonus”) in the event the Executive remains employed hereunder on the six (6)-month anniversary of the date on which the Effective Time occurs (the “Retention Date”) and has not given notice of the Executive’s intent to resign as of or prior to such date. The Retention Bonus shall be payable in a lump sum within ten (10) days following the Retention Date.

(e)Benefit Plans. The Executive shall be entitled to participate in all employee benefit plans or programs of the Company Group as are available to other similarly situated executives of Electriq, in accordance with the terms of the plans, as may be amended from time to time.
(f)Expenses. The Company Group shall reimburse the Executive for reasonable travel and other business-related expenses incurred by the Executive in the fulfillment of the Executive’s duties hereunder, upon presentation of written documentation thereof, in accordance with the business expense reimbursement policies and procedures of the Company Group as in effect from time to time. Payments with respect to reimbursements of expenses shall be made consistent with the Company Group’s reimbursement policies and procedures and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred.
(g)Vacation. The Executive shall be entitled to vacation time consistent with the applicable policies of the Company Group for other similarly situated executives of the Company Group as in effect from time to time.
4.Termination of Employment. Subject to this Section 4, Electriq shall have the right to terminate the Executive’s employment at any time, with or without Cause (as defined in Section 5 below), and the Executive shall have the right to terminate the Executive’s employment at any time, with or without Good Reason (as defined in Section 5 below).
(a)Termination due to Death or Disability. The Executive’s employment under this Agreement will terminate upon the Executive’s death, and the Executive’s employment may be terminated by Electriq upon the Executive’s Disability (as defined in Section 5 below), upon giving not less than thirty (30) days’ written notice to the Executive. In the event of the Executive’s death or Disability, the Company Group shall pay to the Executive (or the Executive’s estate, as applicable) the Executive’s accrued salary through and including the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the Separation from Service (as defined in Section 4(b) below) occurs (the “Prior Year Earned Bonus”) and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company Group (collectively, the “Other Accrued Compensation and Benefits”), payable within thirty (30) days of the Executive’s Separation from Service by reason of death or Disability. In addition, the Executive or his or her estate, as applicable, shall be entitled to receive the following payments from the Company Group: (i) a pro rata bonus equal to (x) the annual bonus the Executive would have earned for the fiscal year in which such Separation from Service occurs based on performance as determined by the Board, multiplied by (y) a fraction, the numerator of which is the number of days worked during the fiscal year in which the death or Disability occurs and the denominator of which is 365, payable in a single lump sum upon certification to the Board of performance for such fiscal year; (ii) a pro rata bonus equal to (x) the Retention Bonus the Executive would have earned on the Retention Date if such Separation from

Service had not occurred (i.e., if the Retention Bonus is unpaid as of such Separation from Service), multiplied by (y) the numerator of which is the number of days worked during the six (6)-month period preceding the Retention Date and the denominator of which is 182, payable in a single lump within thirty (30) days following such Separation from Service; and (iii) with respect to any outstanding equity awards or other long-term incentive awards, the then-unvested shares of Restricted Stock will immediately vest in full.
(b)Termination for Cause; Resignation without Good Reason. If, prior to the expiration of the Term, the Executive incurs a “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of Electriq’s termination of the Executive’s employment for Cause or if the Executive resigns from the Executive’s employment hereunder other than for Good Reason, the Executive shall only be entitled to receive payment from the Company Group of the Executive’s Other Accrued Compensation and Benefits, excluding the Prior Year Earned Bonus in the event such Separation from Service occurs by reason of Electriq’s termination of the Executive for Cause, payable in accordance with Company Group policies and practices and in no event later than thirty (30) days after the Executive’s Separation from Service. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment.
(c)Termination without Cause; Resignation for Good Reason Prior to a Change in Control. If, prior to the expiration of the Term, the Executive incurs a Separation from Service by reason of Electriq’s termination of the Executive’s employment without Cause or by the Executive’s resignation from the Executive’s employment for Good Reason, in either case prior to a Change in Control, the Executive shall receive from the Company Group the Other Accrued Compensation and Benefits and, subject to Section 4(e), shall be entitled to receive from the Company Group: (i) a severance amount equal to one (1) times the sum of (x) the Executive’s then-current Base Salary plus (y) the average amount of the annual bonus paid to the Executive for each of the two (2) fiscal years immediately prior to the fiscal year in which the Separation from Service occurs, payable in substantially equal monthly installments over a period of twelve (12) months beginning sixty (60) days following the Executive’s Separation from Service (the “Severance Period”); (ii) with respect to the Top Up grant of restricted shares, any then unvested shares will immediately vest in full but only if Termination by the Company without Cause and (iii) with respect to any outstanding equity awards or other long-term incentive awards, such awards will be treated in accordance with the terms of the applicable plans and award agreements; provided, however, that if a “change in the effective control of a corporation,” as such term is defined in Treasury Regulation §1.409A-3(i)(5), occurs with respect to the Company following the Executive’s Separation from Service, any unpaid amounts described in clause (i) above shall be paid in a single lump sum within sixty (60) days following the consummation of such change in the effective control. In addition, the Executive shall be entitled to receive from the Company Group an additional severance amount equal to the Retention Bonus that the Executive would have earned on the Retention Date if such Separation from Service had not occurred (i.e., if the Retention Bonus is unpaid as of such Separation from Service), which shall be payable in a single lump within sixty (60) days following such Separation from Service. If, during the Severance Period, the Executive materially breaches any of the Executive’s then applicable obligations under this Agreement (including, but not limited to, Sections 7 through 11) or such other agreement between the Company Group and the Executive, the Company Group may, upon written notice from the Company to the Executive, terminate the Severance Period and cease to make any further payments of any unpaid severance amounts under this Section 4(c).
(d)Termination without Cause or Resignation for Good Reason Occurring on or Following a Change in Control. If, prior to the expiration of the CIC Term, the Executive incurs a Separation from Service on or following the consummation of a Change in Control by reason of either (i) Electriq’s termination of the Executive’s employment without Cause, or (ii) the Executive’s resignation from the Executive’s employment for Good Reason, then the Executive shall receive from the Company Group the Other Accrued Compensation and Benefits and, subject to Section 4(e), shall be entitled to: (i) an amount equal to one (1) times the sum of (x) the Executive’s then- current Base Salary plus (y) the average amount of the annual bonus paid to the Executive for each of the two (2) fiscal years immediately prior to the fiscal year in which the Separation from Service occurs, payable in a single lump sum within sixty (60) days following the Executive’s Separation from Service; and (ii) with respect to any outstanding equity awards or other long-term incentive awards, such awards will be treated in accordance with the terms of the applicable plans and award agreements. In addition, the Executive shall be entitled to receive from the Company Group an additional payment equal to the Retention Bonus the Executive would have earned on the Retention Date if such Separation from Service had not occurred (i.e., if the Retention Bonus is unpaid as of such Separation from Service), which shall be payable in a single lump within sixty (60) days following such Separation from Service.
(e)Execution and Delivery of Release. The Company Group shall not be required to make the payments and provide the benefits provided for under Section 4(c) or 4(d) unless, within sixty (60) days following the Executive’s Separation from Service, the Executive executes and delivers to the Company a general waiver and release of claims containing customary terms and the release has become effective and irrevocable in its entirety. The Executive’s failure or refusal to sign the release (or the Executive’s revocation of such release in accordance with applicable laws) shall result in the forfeiture of the payments and benefits under Sections 4(c) and 4(d) (excluding any payments or benefits consisting of Other Accrued Compensation and Benefits).
(f)Notice of Termination. Any termination of employment by Electriq or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 26 of this Agreement, except that Electriq may waive the requirement for such Notice of Termination by the Executive. In the event of a resignation by the Executive without Good Reason, the Notice of Termination shall specify the date of termination, which date shall not be less than thirty (30) days after the giving of such notice, unless Electriq agrees to waive any notice period by the Executive.
(g)Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from (i) any director, officer, or employee position the Executive has with the Company Group and (ii) all fiduciary positions (including as a trustee) the Executive may hold with respect to any employee benefit plans or trusts established by the Company Group. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.
5.Definitions.
(a)Cause. For purposes of this Agreement, “Cause” shall have the meaning set forth in the 2022 Equity Incentive Plan.
(b)Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the 2022 Equity Incentive Plan.
(c)Disability. For purposes of this Agreement, “Disability” shall have the meaning set forth in the 2022 Equity Incentive Plan.
(d)Good Reason. For purposes of this Agreement, “Good Reason” shall mean termination of employment by the Executive because of the occurrence of any of the following events without the Executive’s written consent:
(i)a material reduction of the Base Salary or target annual bonus opportunity that is or may be payable to the Executive pursuant to this Agreement.
(ii)a material adverse change in the Executive’s duties or responsibilities.
(iii)a material change to the location(s) of the Executive’s principal places of employment without the Executive’s consent.
(iv)a failure by the Company to obtain agreement by a successor to assume this Agreement in accordance with Section 18(b); or
(v)Electriq’s or the Company’s material breach of this Agreement; provided, however, that no event or condition described in clause (i), (ii) or (v) shall constitute Good Reason unless (x) the Executive gives the Company written notice of the Executive’s intention to terminate the Executive’s employment for Good Reason and the grounds for such termination within sixty (60) days of the Executive first becoming aware of the event giving rise to such Good Reason, (y) such grounds for termination are not corrected by the Company Group within thirty (30) days of its receipt of such notice, and (z) the Executive terminates the Executive’s employment within sixty (60) days after the end of the correction period described above in clause (y).

(e)2022 Equity Incentive Plan. For purposes of this Agreement, “2022 Equity Incentive Plan” shall mean the Company’s 2022 Equity Incentive Plan or the successor plan pursuant to which the Executive was, prior to the relevant transaction, most recently granted long-term incentive awards.
6.Limitations on Severance Payment and Other Payments or Benefits.
(a)Payments. Notwithstanding any provision of this Agreement, if any portion of the severance payments or any other payment under this Agreement, or under any other agreement with the Executive or plan or arrangement of the Company Group (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 6, result in the imposition on the Executive of an excise tax under Section 4999 of the Code, then the Total Payments to be made to the Executive shall either be (i) delivered in full or (ii) delivered in the greatest amount such that no portion of such Total Payment would be subject to the excise tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the Executive’s actual marginal rate of federal, state and local income taxation and the excise tax).
(b)Determinations. Within thirty (30) days following the Executive’s termination of employment or notice by one party to the other of its belief that there is a payment or benefit due the Executive that will result in an excess parachute payment, the Company, at the Company Group’s expense, shall select a nationally recognized certified public accounting firm (which may be the Company’s independent auditors) (“Accounting Firm”) reasonably acceptable to the Executive to determine (i) the Base Amount (as defined below), (ii) the amount and present value of the Total Payments, (iii) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to Section 6(a), and (iv) the net after-tax proceeds to the Executive, taking into account the tax imposed under Section 4999 of the Code if (x) the Total Payments were reduced in accordance with Section 6(a) or (y) the Total Payments were not so reduced. If the Accounting Firm determines that Section 6(a)(ii) above applies, then the severance payments hereunder or any other payment or benefit determined by such Accounting Firm to be includable in Total Payments shall be reduced or eliminated so that there will be no excess parachute payment. In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (2) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Section 409A of the Code, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).
(c)Definitions and Assumptions. For purposes of this Agreement: (i) the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G of the Code and such “parachute payments” shall be valued as provided therein; (ii) present value shall be calculated in accordance with Section 280G(d)(4) of the Code; (iii) the term “Base Amount” means an amount equal to the Executive’s “annualized includible compensation for the base period” as described in Section 280G(d)(1) of the Code; (iv) for purposes of the determination by the Accounting Firm, the value of any non-cash benefits or any deferred payment or benefit shall be determined in accordance with the principles of Sections 280G(d)(3) and (4) of the Code; and (v) the Executive shall be deemed to pay federal income tax and employment taxes at his or her actual marginal rate of federal income and employment taxation, and state and local income taxes at his or her actual marginal rate of taxation in the state or locality of the Executive’s domicile (determined in both cases in the calendar year in which the termination of employment or notice described in Section 6(b) above is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. The covenants set forth in Sections 7 through 11 of this Agreement have substantial value to the Company Group and a portion of any Total Payments made to the Executive are in consideration of such covenants. For purposes of calculating the “excess parachute payment” and the “parachute payments,” the parties intend that an amount equal to not less than the Executive’s highest annual base salary during the twelve (12)-month period immediately prior to his or her termination of employment shall be in consideration of the covenants in Sections 7 through 11 below. The Accounting Firm shall consider all relevant factors in appraising the fair value of such covenants and in determining the amount of the Total Payments that shall not be a “parachute payment” or “excess parachute payment.” The determination of the Accounting Firm shall be addressed to the Company and the Executive, and such determination shall be binding upon the Company Group and the Executive.
(d)Amendment. This Section 6 shall be amended to comply with any amendment or successor provision to Sections 280G or 4999 of the Code.
7.Confidentiality.
(a)Confidential Information.
(i)The Executive agrees that during his or her employment hereunder and for all periods thereafter following his or her Separation from Service, he or she will not at any time, except with the prior written consent of the Company or as required by law, directly or indirectly, reveal to any person, entity or other organization (other than any member of the Company Group or its respective employees, officers, directors, shareholders or agents) or use for the Executive’s own benefit any information deemed to be confidential by any member of the Company Group (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Company Group, including, without limitation, any information concerning customers, business plans, marketing data or other confidential information known to the Executive by reason of the Executive’s employment by, shareholdings in or other association with any member of the Company Group; provided that such Confidential Information does not include any information which (x) is available to the general public or is generally available within the relevant business or industry other than as a result of the Executive’s action or (y) is or becomes available to the Executive after his or her Separation from Service on a non-confidential basis from a third-party source; provided, further, that such third-party source is not bound by a confidentiality agreement or any other obligation of confidentiality. Confidential Information may be in any medium or form, including, without limitation, physical documents, computer files or disks, videotapes, audiotapes, and oral communications.
(ii)If the Executive becomes legally compelled to disclose any Confidential Information, the Executive shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, the Executive shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his or her reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information. The Company Group shall promptly pay (upon receipt of invoices and any other documentation as may be requested by the Company) all reasonable expenses and fees incurred by the Executive, including attorneys’ fees, in connection with his or her compliance with the immediately preceding sentence.
(iii)The Executive understands and acknowledges that the Executive has the right under U.S. federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission and/or its Office of the Whistleblower, as well as certain other governmental entities. No provisions in this Agreement are intended to prohibit the Executive from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity, and the Executive may do so without disclosure to the Company Group. The Company Group may not retaliate against the Executive for any of these activities. Further, nothing in this Agreement precludes the Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency.
(iv)The Executive acknowledges that, pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, or (iii) made to his or her attorney or used in a court proceeding in an anti- retaliation lawsuit based on the reporting of a suspected violation of law, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
(b)Exclusive Property. The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company Group. All business records, papers and documents kept or made by the Executive relating to the business of the Company Group shall be and remain the property of the Company Group. Upon the request and at the expense of the Company Group, the Executive shall promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 7.
8.Noncompetition. The Executive agrees that during his or her employment with the Company Group and for a period commencing on the Executive’s Separation from Service and ending nine (9) months thereafter (the “Restricted Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on a business competitive with the Company Group in any geographic area in which the Company Group has engaged in business, or is reasonably expected to engage in business during such Restricted Period (including, without limitation, any area in which any customer of the Company Group may be located); provided, however, that nothing herein shall limit the Executive’s right to own not more than one percent (1%) of any of the debt or equity securities of any business organization.
9.Non-Solicitation. The Executive agrees that, during his or her employment and for the Restricted Period, the Executive shall not, directly or indirectly, other than in connection with the proper performance of his or her duties in his or her capacity as an executive with respect to Electriq and, as applicable, the Company, (a) interfere with or attempt to interfere with any relationship between the Company Group and any of its employees, consultants, independent contractors, agents or representatives, (b) employ, hire or otherwise engage, or attempt to employ, hire or otherwise engage, any current or former employee, consultant, independent contractor, agent or representative of the Company Group in a business competitive with the Company Group, (c) solicit the business or accounts of the Company Group, or (d) divert or attempt to direct from the Company Group any business or interfere with any relationship between the Company Group and any of its clients, suppliers, customers or other business relations. As used herein, the term “indirectly” shall include, without limitation, the Executive’s permitting the use of the Executive’s name by any competitor of any member of the Company Group to induce or interfere with any employee or business relationship of any member of the Company Group.
10.Non-Disparagement. During and after the Term, the Executive agrees not to make any disparaging statements concerning the Company, Electriq or any of their subsidiaries, affiliates or current or former officers, directors, shareholders, employees or agents (collectively, the “Company Parties”); provided, however, that nothing herein shall prohibit the Executive from giving truthful testimony or evidence to a governmental entity if properly subpoenaed or otherwise required to do so under applicable law and nothing herein shall prohibit the Executive from making truthful statements in good faith during the Term as reasonably necessary to properly perform his or her duties, responsibilities, and authorities hereunder.

11.Litigation and Regulatory Cooperation. During and after the Term, the Executive shall cooperate fully with the Company Group (including their outside counsel) in connection with the contemplation, prosecution, and defense of all phases of existing, past, and future claims or actions which relate to events or occurrences that transpired while the Executive was employed by the Company Group. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company Group at mutually convenient times. During and after the Term, the Executive also shall cooperate fully with the Company Group in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company Group. The Company Group shall reimburse the Executive for any pre-approved reasonable business travel expenses that are incurred in connection with the Executive’s performance of obligations pursuant to this Section 11 after receipt of appropriate documentation consistent with the Company Group’s business expense reimbursement policy.
12.Full Settlement. The Company Group’s obligation to pay the Executive the amounts required by this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company Group may have against the Executive or anyone else. All payments and benefits to which the Executive is entitled under this Agreement shall be made and provided without offset, deduction or mitigation on account of income that the Executive may receive from employment from the Company Group or otherwise. This Section 12 shall not be interpreted to otherwise limit the remedies available to the Company Group, whether at law or in equity, in the event the Executive breaches any provision of this Agreement.
13.Certain Remedies.
(a)Injunctive Relief. Without intending to limit the remedies available to the Company Group, the Executive agrees that a breach of any of the covenants contained in Sections 7 through 11 of this Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 7 through 11 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in, any arbitration proceeding.
(b)Extension of Restricted Period. In addition to the remedies the Company Group may seek and obtain pursuant to this Section 13, the Restricted Period shall be extended by all periods during which the Executive shall be found by a court or arbitrator possessing personal jurisdiction over the Executive to have been in violation of the covenants contained in Sections 8 and 9 of this Agreement.
14.Section 409A of the Code.
(a)General. This Agreement is intended to be exempt from or in compliance with the requirements of Section 409A of the Code and shall be interpreted and construed consistent with that intent.
(b)Deferred Compensation. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:
(i)If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the Code, then no such payment shall be made or commence during the period beginning on the date of the Executive’s Separation from Service and ending on the date that is six (6) months following the Executive’s Separation from Service or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first (1st) business day following the end of the period (“Delayed Payment Date”).
(ii)Payments with respect to reimbursements of expenses shall be made in accordance with Company Group policy and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.
15.Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company Group, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title, or interest whatsoever in or to any investments which the Company Group may make to aid the Company Group in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company Group hereunder, such right shall be no greater than the right of an unsecured creditor of Electriq.
16.Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company Group that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in [San Leandro, California], in accordance with the commercial rules of the American

Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereon.
17.Attorney’s Fees. The Company shall, from time to time, pay or reimburse the Executive, on an after-tax basis, for all reasonable legal fees and expenses (including court costs) incurred by him because of any claim by him (or on his or her behalf) to enforce the terms of this Agreement or collect any payments or benefits due to the Executive hereunder. Payments with respect to such legal fees and expenses shall be made in advance of any final disposition and within ten (10) business days after the Executive submits documentation of such fees to the Company in accordance with Electriq’s business expense reimbursement policies and procedures.
18.Non-assignability; Binding Agreement.
(a)By the Executive. This Agreement and all rights, duties, obligations, or interests hereunder shall not be assignable or delegable by the Executive.
(b)By Electriq. This Agreement and all of Electriq’s and the Company’s rights and obligations hereunder shall not be assignable by Electriq or the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of Electriq’s or the Company’s assets; provided that Electriq may assign this Agreement in good faith to the Company at any time, in which case references to Electriq shall be deemed to relate to the Company as the context requires . If Electriq or the Company shall be merged or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Electriq or the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner that Electriq or the Company would be required to perform it if no such succession had taken place. The provisions of this paragraph shall continue to apply to each subsequent employer of the Executive hereunder in the event of any subsequent merger, consolidation, transfer of assets of such subsequent employer or otherwise.
(c)Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of Electriq and the Company, and the Executive’s heirs and the personal representatives of the Executive’s estate.
19.Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

20. Amendment; Waiver. This Agreement may not be modified, amended, or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
21.Governing Law. All matters affecting this Agreement, including the validity thereof, are to be subject to, and interpreted and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in that State.
22.Survival of Certain Provisions. The rights and obligations set forth in this Agreement that, by their terms, extend beyond the Term shall survive the Term.
23.Entire Agreement; Supersedes Previous Agreements. This Agreement and any outstanding equity award agreements entered into prior to the Effective Time contain the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersede all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.
24.Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
25.Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

26.Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To Electriq or the Company:

Electriq Power, Inc.
625 N. Flagler Drive
West Palm Beach, Florida 33401
Attention: Legal Department
Email: [***]
Phone Number: [***]

To the Executive:

Petrina Thomson
[***]
All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of confirmation of such transmission; provided, however, that any electronic mail or facsimile will be deemed received and effective only if followed, within forty-eight (48) hours, by a hard copy sent by certified United States mail.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Electriq has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

ELECTRIQ POWER HOLDINGS, INC.

By:	/s/ Frank Magnotti
Name: Frank Magnotti
Title: Chief Executive Officer

EXECUTIVE

By:	/s/ Petrina Thomson
Name: Petrina Thomson
Title: Chief Financial Officer
17